                                  EXHIBIT 11

                   YOUNG BROADCASTING INC. AND SUBSIDIARIES

                     RE COMPUTATION OF PER SHARE EARNINGS

                                                               Years Ended
                                                 ---------------------------------------
                                                 December 31,  December 31, December 31,
                                                     1999          2000         2001
                                                 ------------  ------------ ------------
SHARES OF COMMON STOCK OUTSTANDING FOR THE
  ENTIRE PERIOD.................................   13,810,270   13,493,723    16,546,190
ISSUANCE OF 20,866, 45,360 AND 60,549 SHARES OF
  COMMON STOCK TO THE COMPANY'S DEFINED
  CONTRIBUTION PLAN IN 1999, 2000 AND 2001,
  RESPECTIVELY..................................       12,371       25,867        29,320
ISSUANCE OF 10,987, 6,950 AND 27,550 SHARES OF
  COMMON STOCK UPON EXERCISE OF OPTIONS IN 1999,
  2000 AND 2001, RESPECTIVELY...................        7,041        6,064        24,134
ISSUANCE OF 3,000,000 SHARES OF COMMON STOCK....           --           --     1,586,301
ISSUANCE OF 3,888,788 SHARES OF COMMON STOCK FOR
  THE KRON-TV AND BAYTV ACQUISITION.............           --    2,008,145            --
REPURCHASE OF 347,400 AND 888,631 SHARES OF
  COMMON STOCK UNDER BUYBACK PROGRAM IN 1999
  AND 2000, RESPECTIVELY........................     (241,574)    (376,556)           --
                                                 ------------  -----------  ------------
WEIGHTED AVERAGE SHARES OF COMMON STOCK
  OUTSTANDING...................................   13,588,108   15,157,243    18,185,945
DILUTIVE EFFECT OF 2,432,453 OPTIONS IN 2000
  EXPECTED TO BE EXERCISED UNDER THE TREASURY
  STOCK METHOD USING THE WEIGHTED AVERAGE
  MARKET PRICE OF THE COMPANY'S SHARES OF
  COMMON STOCK..................................           --    1,283,262            --
                                                 ------------  -----------  ------------
TOTAL DILUTIVE WEIGHTED AVERAGE SHARES OF
  COMMON STOCK FOR THE PERIOD...................   13,588,108   16,440,505    18,185,945
                                                 ------------  -----------  ------------
NET (LOSS) INCOME BEFORE EXTRAORDINARY ITEM..... $(21,542,075) $13,989,384  $(51,178,305)
EXTRAORDINARY LOSS ON EXTINGUISHMENT
  OF DEBT.......................................           --           --   (12,436,550)
                                                 ------------  -----------  ------------
NET (LOSS) INCOME............................... $(21,542,075) $13,989,384  $(63,614,855)
                                                 ============  ===========  ============
NET (LOSS) INCOME BEFORE EXTRAORDINARY ITEM
  PER COMMON SHARE:
   BASIC
       NET (LOSS) INCOME........................ $      (1.59) $      0.92  $      (2.81)
                                                 ============  ===========  ============
   DILUTED
       NET (LOSS) INCOME........................ $      (1.59) $      0.85  $      (2.81)
                                                 ============  ===========  ============
NET (LOSS) INCOME PER COMMON SHARE :
   BASIC
       NET (LOSS) INCOME........................ $      (1.59) $      0.92  $      (3.50)
                                                 ============  ===========  ============
   DILUTED
       NET (LOSS) INCOME........................ $      (1.59) $      0.85  $      (3.50)
                                                 ============  ===========  ============


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